As filed with the Securities and Exchange Commission on September 4, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

AND POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-98965,

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-98967,

AND POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-120269

UNDER

THE SECURITIES ACT OF 1933

VERINT SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3200514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

VERINT SYSTEMS INC. 2010 LONG-TERM STOCK INCENTIVE PLAN

VERINT SYSTEMS INC. 2002 EMPLOYEE STOCK PURCHASE PLAN

VERINT SYSTEMS INC. STOCK INCENTIVE COMPENSATION PLAN

VERINT SYSTEMS INC. 2004 STOCK INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Peter Fante, Esq.

Chief Legal Officer

Verint Systems Inc.

330 South Service Road

Melville, New York 11747

(Name and address of agent for service)

(631) 962-9600

(Telephone number, including area code, of agent for service)

With copies to:

Bradley C. Brasser, Esq.

Jones Day

77 W. Wacker

Chicago, Illinois 60601

(312) 782-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	52,867	$49.99	$2,642,821	$340.40

This registration statement is (a) a new registration statement registering additional shares of the registrant’s common stock, par value $0.001 per share (the “Common Stock”), for offer and sale under the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan (the “2010 Plan); (b) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-98965), as originally filed with the Securities and Exchange Commission (“SEC”) on August 30, 2002, registering shares of Common Stock for offer and sale under the Verint Systems Inc. 2002 Employee Stock Purchase Plan; (c) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-98967), as originally filed with the SEC on August 30, 2002, registering shares of Common Stock for offer and sale under the Verint Systems Inc. Stock Incentive Compensation Plan; and (d) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-120269), as originally filed with the SEC on November 5, 2004 (the “2004 Registration Statement”), registering shares of Common Stock for offer and sale under the Verint Systems Inc. 2004 Stock Incentive Compensation Plan (the “2004 Plan”).

(1)	This registration statement covers up to 52,867 shares of Common Stock which were previously registered under the 2004 Registration Statement for offer or sale under the 2004 Plan and which may be offered or sold under the 2010 Plan (the “Carried Forward Shares”). Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement shall include any additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Represents 52,867 additional shares of Common Stock reserved for issuance pursuant to the 2010 Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported by the NASDAQ Global Select Market on August 29, 2014.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed for the purpose of registering 52,867 shares of common stock, par value $0.001 per share (the “Common Stock”), of Verint Systems Inc. (the “Company” or the “Registrant”), to be offered or sold pursuant to the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan (the “2010 Plan”), which shares were previously registered for offer or sale under the Verint Systems Inc. 2004 Stock Incentive Compensation Plan (the “2004 Plan).

On October 5, 2010, the Company’s stockholders approved the 2010 Plan and on June 15, 2012 approved Amendment No. 1 to the 2010 Plan. The amendment provided, among other things, that (1) the number of shares of Common Stock that may be issued under the 2010 Plan would be increased by the sum of (a) 4,500,000 plus (b) the 195,492 shares of Common Stock previously available for issuance under the 2004 Plan on June 15, 2012 (such shares referenced in (a) and (b), the “Additional Shares”) and (2) the number of shares of Common Stock available for issuance pursuant to awards under the 2010 Plan would be further increased by the number of shares of Common Stock that were available for issuance under the 2004 Plan in accordance with the terms of the 2004 Plan prior to the July 27, 2014 expiration date of the 2004 Plan as a result of the termination, forfeiture or expiration of awards previously granted under the 2004 Plan. On July 19, 2012, the Company filed a registration statement on Form S-8 (File No. 333-182755) registering the Additional Shares for offer and sale under the 2010 Plan (the “2012 Registration Statement”). On July 27, 2014, the 2004 Plan expired in accordance with its terms and, on that date, there remained 52,867 shares of Common Stock available for issuance under the 2004 Plan as a result of the termination, forfeiture or expiration of awards previously granted under the 2004 Plan. These 52,867 additional shares of Common Stock (the “Carried Forward Shares”) became available for issuance pursuant to awards under the 2010 Plan pursuant to Amendment No. 1 to the 2010 Plan.

This registration statement is (a) a new registration statement on Form S-8 registering the Carried Forward Shares, which are available for offer and sale pursuant to awards under the 2010 Plan; (b) Post-Effective Amendment No. 1 to the Company’s registration statement on Form S-8 (File No. 333-98965), as originally filed with the Securities and Exchange Commission (“SEC”) on August 30, 2002 (the “2002 ESPP Registration Statement”), registering shares of Common Stock for offer and sale under the Verint Systems Inc. 2002 Employee Stock Purchase Plan, to terminate the effectiveness of the 2002 ESPP Registration Statement and to deregister all securities of the Company registered on the 2002 ESPP Registration Statement that remain unsold on the date hereof; (c) Post-Effective Amendment No. 1 to the Company’s registration statement on Form S-8 (File No. 333-98967), as originally filed with the SEC on August 30, 2002 (the “2002 Registration Statement”), registering shares of Common Stock for offer and sale under the Verint Systems Inc. Stock Incentive Compensation Plan, to terminate the effectiveness of the 2002 Registration Statement and to deregister all securities of the Company registered on the 2002 Registration Statement that remain unsold on the date hereof; and (d) Post-Effective Amendment No. 1 to the Company’s registration statement on Form S-8 (File No. 333-120269), as originally filed with the SEC on November 5, 2004 (the “2004 Registration Statement”), registering shares of Common Stock for offer and sale under the 2004 Plan, to deregister the Carried Forward Shares from the 2004 Registration Statement effective as of the date hereof.

The contents of the 2012 Registration Statement are incorporated by reference herein pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014, filed with the SEC on March 31, 2014;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2014, filed with the SEC on June 5, 2014;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2014, filed with the SEC on September 4, 2014;

•	the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 14, 2014, but only to the extent that such information was incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014;

•	the Company’s Current Reports on Forms 8-K or 8-K/A, as applicable, filed with the SEC on February 3, 2014, March 10, 2014, March 31, 2014 (Item 2.01 and related Item 9.01 only), April 18, 2014, June 9, 2014, June 18, 2014 (Items 1.01, 2.03, and 3.02 only), and June 30, 2014; and

•	the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on July 2, 2010, including any amendment or report updating such description.

In addition, all reports and documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation provides that none of its directors will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, or (ii) for acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director is liable under Section 174 of Title 8 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director has derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

The Company’s Amended and Restated Certificate of Incorporation provides that every person who is or was a director, officer, employee or agent of the Company or is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the Company’s request, will be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity. The Company has entered into an indemnification agreement with each of its directors and officers under which the Company agreed to provide indemnification and expense reimbursement as outlined above.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See exhibit index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Melville, State of New York, on this 4th day of September, 2014.

VERINT SYSTEMS INC.

By:	/s/ Dan Bodner
Dan Bodner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

Each person whose signature appears below authorizes Peter Fante and Douglas Robinson, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her name and on his or her behalf, in any and all capacities, this registrant’s Registration Statement on Form S-8 and any and all amendments thereto (including any and all post-effective amendments thereto) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney-in-fact and agent may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dan Bodner	Chief Executive Officer and President; Director	September 4, 2014
Dan Bodner	(Principal Executive Officer)

/s/ Douglas Robinson	Chief Financial Officer	September 4, 2014
Douglas Robinson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Victor DeMarines	Chairman of the Board of Directors	September 4, 2014
Victor DeMarines

/s/ John Egan	Director	September 4, 2014
John Egan

/s/ Larry Myers	Director	September 4, 2014
Larry Myers

/s/ Richard Nottenburg	Director	September 4, 2014
Richard Nottenburg

/s/ Howard Safir	Director	September 4, 2014
Howard Safir

/s/ Earl Shanks	Director	September 4, 2014
Earl Shanks

EXHIBIT INDEX

Number	Description	Filed Herewith / Incorporated by Reference from

3.1	Amended and Restated Certificate of Incorporation of Verint Systems Inc.	Exhibit 3.1 of Verint Systems Inc.’s Form S-1/A effective on May 16, 2002 (File No. 333-82300)

3.2	Amended and Restated Certificate of Designation, Preferences and Rights of Verint Systems Inc.	Exhibit 3.1 of Verint Systems Inc.’s Quarterly Report on Form 10-Q dated September 6, 2012

3.3	Amended and Restated By-Laws of Verint Systems Inc.	Exhibit 3.1 to Verint Systems Inc.’s Current Report on Form 8-K dated February 5, 2013

4.1	Specimen Common Stock Certificate	Exhibit 4.1 of Verint Systems Inc.’s Form S-1 effective May 16, 2002 (File No. 333-82300)

4.2	Verint Systems Inc. 2010 Long-Term Stock Incentive Plan	Exhibit 4.6 of Verint Systems Inc.’s Form S-8 effective October 5, 2010 (File No. 333-169768)

4.3	Amendment No. 1 to Verint Systems Inc. 2010 Long-Term Stock Incentive Plan	Exhibit 10.1 of Verint Systems Inc.’s Current Report on Form 8-K dated June 15, 2012

5.1	Opinion of Jones Day	Filed Herewith

23.1	Consent of Deloitte & Touche LLP	Filed Herewith

23.2	Consent of Jones Day (included in Exhibit 5.1)	Filed Herewith

III-1